UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2003

PLATO LEARNING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20842 (Commission File Number)	36-3660532 (IRS Employer Identification Number)

10801 Nesbitt Avenue South Bloomington, Minnesota (Address of principal executive offices)	55437 (Zip Code)

(952) 832-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits.
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PLATO LEARNING, INC. UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET
UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
EXHIBIT INDEX
EX-23.1

Item 2. Acquisition or Disposition of Assets.

     On November 17, 2003 (the “Closing Date”), PLATO Learning, Inc., a Delaware corporation (“PLATO”), acquired Lightspan, Inc., a Delaware corporation (“Lightspan”), pursuant to an Agreement and Plan of Merger dated September 9, 2003 (“Merger Agreement”), that provided for the merger of LSPN Merger Corp., a Delaware corporation and wholly-owned subsidiary of PLATO (“Merger Sub”) with and into Lightspan, with Lightspan surviving as a wholly-owned subsidiary of PLATO. Lightspan is a provider curriculum-based educational software and online products and services used in schools, at home, and in community colleges.

     Pursuant to the Merger Agreement, PLATO acquired all the shares of publicly held Lightspan in exchange for shares of PLATO common stock. Approximately 6.6 million shares of PLATO common stock will be issued on the basis of an exchange ratio of 1.330 shares of PLATO common stock for each share of Lightspan common stock. The exchange ratio of 1.330 is calculated as set forth in the Merger Agreement based on the volume-weighted average of the closing price of PLATO common stock for the 15 trading days prior to the Closing Date of $10.59.

     Pursuant to the Merger Agreement, each outstanding option for the purchase of Lightspan common stock, whether vested or unvested, with an exercise price equal to or greater than $14.08, was cancelled. Each outstanding option for the purchase of Lightspan common stock, whether vested or unvested, with a per share exercise price less than $14.08, was automatically converted into the right to receive shares of PLATO common stock equal to (i) $14.08 minus the exercise price of the option multiplied by (ii) the number of shares of Lightspan Common Stock for which the option was exercisable divided by (iii) $10.59.

     Pursuant to the Merger Agreement, warrants previously issued for the purchase of Lightspan common stock ceased to represent a right to acquire shares of Lightspan common stock and were automatically converted into and now represent warrants to purchase, upon substantially similar terms and conditions as were applicable under the original Lightspan warrants, shares of PLATO common stock.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired: See Financial Statements attached hereto and filed as part of this report.

(b)	Pro forma financial information: See Financial Statements attached hereto and filed as part of this report.

Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated September 9, 2003, among PLATO Learning, Inc., LSPN Merger Corp., and Lightspan, Inc. (incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus included in PLATO Learning, Inc. Form S-4, as amended, Registration No. 333-109209)
23.1	Consent of Ernst & Young LLP
99.1	Press Release dated November 17, 2003*

*	Previously filed

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders Lightspan, Inc.

      We have audited the accompanying consolidated balance sheets of Lightspan, Inc. as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightspan, Inc. at January 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2003, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the consolidated financial statements, Lightspan, Inc. changed its method of accounting for purchased goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142 during fiscal 2003.

ERNST & YOUNG LLP

San Diego, California
February 20, 2003

LIGHTSPAN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	January 31,

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$18,497	$35,033
Short-term investments available for sale	5,055	8,333
Accounts receivable, less allowance for doubtful accounts of $1,652 and $930, respectively	9,135	11,477
Finished goods inventory	1,829	2,432
Restricted cash	827	826
Other current assets	1,075	1,449

Total current assets	36,418	59,550
Restricted cash	—	827
Property and equipment, net	4,060	6,839
Goodwill, net of accumulated amortization of $22,280 and $21,580, respectively	11,741	14,241
Intangible assets, net of accumulated amortization of $25,226 and $17,922, respectively	6,774	15,278
Deposits and other assets	553	685

Total assets	$59,546	$97,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,836	$4,421
Accrued liabilities	10,258	12,242
Deferred revenues	11,642	10,682
Other current liabilities	20	227

Total current liabilities	25,756	27,572
Deferred revenues, less current portion	682	1,282
Other liabilities	129	271
Stockholders’ equity:
Convertible preferred stock, par value $0.001:
Authorized shares — 20,000
Issued and outstanding shares — 0
Aggregate liquidation preference — $0	—	—
Common stock, par value $0.001:
Authorized shares — 250,000
Issued and outstanding shares — 47,676 and 47,029, respectively	48	47
Additional paid-in capital	357,460	356,887
Deferred compensation	(27)	(278)
Accumulated deficit	(324,502)	(288,361)

Total stockholders’ equity	32,979	68,295

Total liabilities and stockholders’ equity	$59,546	$97,420

See accompanying notes.

LIGHTSPAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended January 31,

	2003	2002	2001

Revenues:
Software licenses	$26,604	$34,309	$79,553
Online subscriptions	10,506	7,935	4,556
Professional services	9,863	9,343	9,175
Hardware and other	3,035	5,945	5,790

Total revenues	50,008	57,532	99,074
Cost of revenues:
Software licenses	5,240	6,564	14,887
Online subscriptions	1,854	1,952	2,004
Professional services	5,030	5,411	4,780
Hardware and other	2,370	3,802	3,615

Total cost of revenues	14,494	17,729	25,286

Gross profit	35,514	39,803	73,788
Operating expenses:
Sales and marketing	36,266	49,367	56,920
Technology and development	13,535	24,424	25,775
General and administrative	10,997	11,670	9,425
Stock-based compensation	227	747	2,398
Amortization of intangible assets	8,004	18,298	16,005
Restructuring	—	—	1,600

Total operating expenses	69,029	104,506	112,123

Loss from operations	(33,515)	(64,703)	(38,335)
Interest income	461	2,571	6,315
Interest expense	(87)	(111)	(100)

Loss before cumulative effect of change in accounting principle	(33,141)	(62,243)	(32,120)
Cumulative effect of a change in accounting principle	(3,000)	—	—

Net loss	(36,141)	(62,243)	(32,120)
Preferred stock dividend	—	—	(16,506)

Net loss applicable to common stockholders	$(36,141)	$(62,243)	$(48,626)

Net loss per share:
Basic and diluted loss per share before cumulative effect of a change in accounting principle	$(0.70)	$(1.34)	$(1.10)
Cumulative effect of a change in accounting principle	$(0.06)	—	—

Basic and diluted net loss per share	$(0.76)	$(1.34)	$(1.10)

Weighted average shares — basic and diluted	47,271	46,373	44,019

See accompanying notes.

LIGHTSPAN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended January 31, 2003, 2002 and 2001
(In thousands)

	Convertible									Total
	Preferred Stock		Common Stock		Additional	Deferred		Other		Stockholders’
					Paid-in	Advertising	Deferred	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Expense	Compensation	Loss	Deficit	(Deficit)

Balance at January 31, 2000	52,231	$52	4,764	$5	$209,740	$(400)	$(5,211)	$—	$(177,492)	$26,694
Conversion of convertible preferred stock into common stock upon completion of initial public offering	(52,231)	(52)	27,088	27	25	—	—	—	—	—
Issuance of common stock in initial public offering, net of offering costs, commissions and discounts of $9,042	—	—	8,155	8	88,811	—	—	—	—	88,819
Issuance of common stock in private placements, net of advisory fees of $930	—	—	2,125	2	24,568	—	—	—	—	24,570
Issuance of common stock in connection with the purchase of eduTest and LearningPlanet.com, net of registration fees	—	—	1,019	1	8,934	—	—	—	—	8,935
Issuance of common stock	—	—	1,515	2	7,331	—	—	—	—	7,333
Reduction to deferred compensation related to stock options	—	—	—	—	(1,499)	—	1,499	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	2,398	—	—	2,398
Use of advertising credits	—	—	—	—	—	400	—	—	—	400
Preferred stock dividend	—	—	1,378	1	16,505	—	—	—	(16,506)	—
Comprehensive loss:
Unrealized loss		—	—	—	—	—	—	(714)	—	(714)
Net loss	—	—	—	—	—	—	—	—	(32,120)	(32,120)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(32,834)

Balance at January 31, 2001	—	—	46,044	46	354,415	—	(1,314)	(714)	(226,118)	126,315
Issuance of common stock to Learning Planet.com and eduTest	—	—	263	—	2,067	—	—	—	—	2,067
Exercise of stock options	—	—	185	—	147	—	—	—	—	147
Reduction to deferred compensation related to stock options	—	—	—	—	(289)	—	289	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	747	—	—	747
Common Stock issued under Employee Stock Purchase Plan	—	—	537	1	548	—	—	—	—	548
Comprehensive loss:
Net change in unrealized loss		—	—	—	—	—	—	714	—	714
Net loss	—	—	—	—	—	—	—	—	(62,243)	(62,243)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(61,529)

Balance at January 31, 2002	—	—	47,029	47	356,887	—	(278)	—	(288,361)	68,295
Exercise of stock options	—	—	198	—	170	—	—	—	—	170
Reduction to deferred compensation related to stock options	—	—	—	—	(24)	—	24	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	227	—	—	227
Common Stock issued under Employee Stock Purchase Plan	—	—	449	1	427	—	—	—	—	428
Comprehensive and net loss	—	—	—	—	—	—	—	—	(36,141)	(36,141)

Balance at January 31, 2003	—	$—	47,676	$48	$357,460	$—	$(27)	$—	$(324,502)	$32,979

See accompanying notes.

LIGHTSPAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended January 31,

	2003	2002	2001

Operating activities:
Net loss	$(36,141)	$(62,243)	$(32,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,439	3,265	1,821
Provision for doubtful accounts	724	357	(78)
Amortization of intangible assets	8,004	18,298	16,005
Amortization of deferred stock-based compensation	227	747	2,398
Loss on disposal of assets	607	—	—
Change in deferred advertising expense	—	—	400
Restructuring charge, non-cash portion	—	—	533
Cumulative effect of a change in accounting principle	3,000	—	—
Changes in operating assets and liabilities, net of effects of assets acquired:
Accounts receivable	1,618	(581)	5,266
Finished goods inventory	603	135	(1,451)
Deferred cost of revenue	—	—	8,709
Restricted cash	826	3,115	(4,768)
Deposits and other assets	506	1,306	(527)
Accounts payable, accrued and other liabilities	(2,672)	1,300	329
Deferred revenue	360	2,602	(46,188)

Net cash flows used in operating activities	(19,899)	(31,699)	(49,671)
Investing activities:
Purchases of short-term investments	(5,078)	(121,845)	(35,753)
Maturities of short-term investments	8,356	146,909	18,488
Purchase of property and equipment	(267)	(4,218)	(4,204)
Net cash paid for acquisitions	—	—	(2,845)

Net cash flows provided by (used in) investing activities	3,011	20,846	(24,314)
Financing activities:
Proceeds from issuance of common stock	428	548	114,011
Principal repayments on capital leases	(246)	(375)	(391)
Principal repayments on notes payable	—	—	(257)
Net proceeds from exercise of stock options	170	147	1,155

Net cash flows provided by financing activities	352	320	114,518

Increase (decrease) in cash and cash equivalents	(16,536)	(10,533)	40,533
Cash and cash equivalents at beginning of year	35,033	45,566	5,033

Cash and cash equivalents at end of year	$18,497	$35,033	$45,566

Supplemental disclosure of cash flow information:
Interest paid	$87	$111	$100

Supplemental schedule of noncash investing and financing activities:
Reduction in deferred stock-based compensation	$24	$289	$(1,499)

Conversion of convertible preferred stock into common stock	$—	$—	$52

Issuance of common stock related to the acquisitions of Academic, eduTest and LearningPlanet.com	$—	$67	$14,490

Issuance of common stock as preferred stock dividend	$—	$—	$16,506

Additional consideration payable related to the acquisitions of Academic and eduTest	$—	$(2,000)	$2,000

See accompanying notes.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Summary of Significant Accounting Policies

Organization and Business Activity

      Lightspan, Inc. (“Lightspan”) was founded in 1993. Lightspan was incorporated as The Lightspan Partnership, Inc. and changed its name to Lightspan, Inc. on April 10, 2000. Lightspan provides curriculum-based educational software and online products and services to schools and school districts that are used both in school and at home. Lightspan Achieve Now is an interactive CD-ROM-based software product for kindergarten through eighth grade schools, or K-8, that covers the core curriculum of language arts, reading and math. The Lightspan Achieve Now program typically includes the Lightspan Achieve Now software and a PlayStation® game console that the student uses to operate the program at home throughout the school year. The Lightspan Network is an online subscription service that provides curriculum-based content for classroom and home use. The Lightspan Reading Center is a complete online reading program that supports student achievement and helps educators make more informed instructional decisions. Lightspan eduTest Assessment is a comprehensive accountability and assessment online subscription program that allows educators to quickly identify district, school, class and student strengths and needs relating to state and national standards. Academic software is a CD-ROM-based product that serves the college market with an English and mathematics curriculum designed to meet the needs of under-prepared students. Web-enhanced versions of Academic’s Interactive Mathematics and Interactive English which allow colleges to implement the programs using client workstations that are located solely within an intranet, on the Internet in a distance learning configuration, or with a combination of intranet and Internet-based workstations.

Basis of Presentation

      As of January 31, 2003, Lightspan had working capital of $10.7 million and an accumulated deficit of $324.5 million. The accompanying financial statements have been prepared assuming that Lightspan will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of conducting business. Based on a revenue and expense forecast, management believes that Lightspan’s existing capital resources will enable them to fund operations through January 31, 2004. If revenue targets are not achieved as contemplated by the forecast, Lightspan may determine that it is necessary to delay, reduce the scope of or eliminate one or more of its sales and marketing programs and reduce the cost of its infrastructure and personnel. If necessary, management believes it has the ability to defer or eliminate certain sales, general and administrative expenses to enable Lightspan to sustain its operations through January 2004.

Principles of Consolidation

      The consolidated financial statements include the accounts of Lightspan and its wholly-owned subsidiaries, Academic Systems Corporation (“Academic”) and Edutest, Inc. (“eduTest” or “eduTest.com”). All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      Cash and cash equivalents consist of cash and highly liquid investments which include debt securities with original maturities of three months or less when acquired. Restricted cash consists of certificates of deposit that are used as collateral against lines of credit.

Short-term investments

      Short-term investments consist of fixed income investments with an original maturity of greater than three months such as United States treasury securities, obligations of the United States government agencies and other investment grade securities such as commercial paper and corporate bonds rated AA or better. The

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company applies Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” to its investments in short-term investments. Short-term investments classified as available-for-sale are recorded at estimated fair value with unrealized gains or losses reported in stockholders’ equity.

Accounts Receivable

      Substantially all of Lightspan’s accounts receivable are from school districts and colleges located throughout the United States and Puerto Rico. The company maintains an adequate level of accounts receivable reserves in order to minimize the risk of loss due to uncollectible accounts. Management periodically assesses the adequacy of these reserves based on various business risk factors that include availability of customer funding and customer delinquency trends. The Company has not recorded a material write-off of receivables since inception.

Inventory

      Inventory consists primarily of hardware and software and is stated at the lower of cost (first in, first out basis) or market.

Property and Equipment

      Property and equipment is stated at cost and depreciated or amortized over the shorter of the estimated useful life of the related asset (two to five years) or the term of the lease, using the straight-line method.

      Depreciation expense for the years ended January 31, 2003, 2002 and 2001 was $2.4 million, $3.1 million and $1.8 million, respectively.

Goodwill and Other Intangible Assets

      On February 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets” which eliminated amortization of goodwill and certain other intangible assets and requires annual testing for impairment. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase identifies impairment, if any, of goodwill by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow model and other corporate and market information. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

      Intangible assets consist of customer base, core technology, trademark and trade name and are amortized over useful lives ranging from three to ten years.

Deferred Revenues

      Payments received in advance of amounts earned are recorded as deferred revenue in the accompanying financial statements.

Impairment of Long-Lived Assets

      The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, intangible assets, and software development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses as of January 31, 2003 and 2002.

Revenue

      Lightspan derives its revenues from the licensing of software, product implementation, materials, training services, customer support services, Internet subscriptions, and the sale of PlayStation game consoles and accessories.

Software Licenses

      Lightspan recognizes revenue from license agreements when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable, and collection is probable. In software arrangements that include multiple elements, such as those that include rights to software products, customer support and product implementation and training services, Lightspan allocates the total fee to each component of the arrangement based on objective evidence of its fair value, which is specific to Lightspan. The objective evidence for each element is based on the sale price of each element when sold or offered for sale separately. Lightspan uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date if evidence of the fair value of all undelivered elements exists. If evidence of the fair value of the undelivered elements does not exist, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

      Lightspan sells its Lightspan Achieve Now licenses in three distinct grade clusters — grades K through 2; grades 3 through 4; and grades 5 through 8. Each grade cluster includes up to 40 separate Lightspan Achieve Now titles, with each title consisting of one distinct CD-ROM. As of January 31, 2000, there were a total of 77 separate titles, some of which were included in more than one grade cluster. From fiscal 1997 through fiscal 2000, certain titles were under development at various stages in the development cycle. Lightspan considers titles that have completed the development cycle and have been released for shipment to customers to be “completed,” and considers titles still in the development cycle to be “as-yet uncompleted.” As of January 31, 2000, 72 of the 77 titles had been completed and five of the 77 titles were still as-yet uncompleted.

      In July 2000, the Company completed and shipped all Lightspan Achieve Now titles in all grade clusters used on the PlayStation game console and on a PC platform, resulting in the recognition of $48.1 million of revenue previously deferred, and the recognition of $8.7 million of previously deferred expenses as cost of revenue, pursuant to SOP 97-2 as discussed below.

      On February 1, 1998, Lightspan adopted the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2. Under SOP 97-2, Lightspan recognizes software license revenue when (i) an agreement has been executed or a definitive purchase order has been received; (ii) the product has been shipped or services have been performed; (iii) the fee has become fixed and determinable; (iv) the collection of the fee is considered probable; (v) the related hardware, if applicable, has been shipped, and (vi) when all titles for a given grade cluster have been delivered to its customers. In early 1998, Lightspan began providing customers with a specific list of titles which were planned to be eventually provided to the customers, as well as the projected delivery dates for these titles. Prior to April 30, 2000, Lightspan deferred the recognition of all revenue for Achieve Now licenses, since objective fair values of individual as-yet uncompleted titles could not be determined and used to allocate the license fee to the individual titles as they were shipped.

      In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB”) 101, Revenue Recognition in Financial Statements. The Company adopted SAB 101 in the fourth quarter of fiscal 2001. SAB 101 requires, among other things, that license and other up-front fees be

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized over the term of the agreement, unless the fees are nonrefundable and in exchange for products delivered or services performed that represent the culmination of a separate earnings process. The Company currently recognizes revenue in accordance with SAB 101, and the adoption in fiscal 2001 did not have a material effect on the Company’s financial position and results of operations.

      Academic curriculum products are licensed to colleges and then sold by the licensing colleges to students on a student-by-student basis for use with each class, instead of a textbook. As Lightspan is not contractually obligated to provide further service after delivery of the license, Lightspan recognizes the full sales value of Academic license revenue generally upon delivery.

      Historically, Lightspan has experienced minimal customer cancellations, forfeitures or discontinuations of licenses.

Online Subscriptions

      Revenue derived from fee-based online subscriptions recognized on a straight-line basis over the term of the agreement, generally one year.

Professional Services

      Revenue derived from professional services, including product implementation and customer training provided by the professional development organization, is recognized as the services are performed in accordance with the standard implementation, training, service, and evaluation plans that Lightspan establishes for its customers. Revenue derived from telephone support and maintenance arrangements provided by the professional development organization is recognized ratably over the term of the support and maintenance period, generally one year.

Hardware

      Revenue derived from hardware revenue, including the sale of PlayStation game consoles and related accessories, is recognized upon delivery of the console and the related software product.

Advertising Costs

      Advertising costs are expensed as incurred and were $0.1 million, $0.2 million and $5.7 million for the years ended January 31, 2003, 2002 and 2001, respectively.

Technology and Development Expenses

      Technology and development expenses include software development costs which are expensed as incurred until technological feasibility has been established and a definitive decision has been made to proceed with the commercial launch of the title. To date, these factors have not been met until substantial completion of the title, and therefore costs associated with software development have been expensed as incurred.

Web Site and Software Development Costs

      Technology and development expenses also include Web site development costs which are evaluated under Emerging Issues Task Force (“EITF”) 00-2 Accounting for Web Site Development Costs. Web site development costs for which a plan exists to market the Web-site externally are accounted for pursuant to SFAS 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed and are expensed as incurred until technological feasibility has been established and a definitive decision has been made to proceed with the commercial launch of the Web site. To date, technological feasibility has not been

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

met until substantial completion of the Web site, and therefore costs associated with Web site development costs have been expensed as incurred.

      Web site development costs relating to software (which includes Web site application, infrastructure and graphics) used to operate a web site internally and for which a plan to market the Web site externally does not exist are accounted for in accordance with Statement of Position (“SOP”) 98-1 Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. According to SOP 98-1, once capitalization criteria of SOP 98-1 have been met, the Company capitalizes costs such as external direct costs of materials and services, payroll and payroll related costs for employees who are directly associated with developing the internal-use software or upgrades and enhancements that result in additional functionality. Training costs, data conversion costs and operating expenses are expensed as incurred. As of January 31, 2003, the Company had not incurred any Web site development costs meeting the criteria for capitalization.

Stock-Based Compensation

      As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Lightspan has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based employee compensation. Under APB No. 25, if the exercise price of Lightspan’s employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. When the exercise price of the employee or director stock options is less than the fair value of the underlying stock on the grant date, Lightspan records deferred stock compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, (“FIN 28”), over the vesting period of the options. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18, and recognized over the related service period.

      Pro forma information regarding net loss is required by SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, and has been determined as if Lightspan had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for options subsequent to Lightspan’s initial public offering and using the minimum value method for nonpublic entities for options prior to Lightspan’s initial public offering, with the following weighted average assumptions for each of the years ended January 31, 2003, 2002 and 2001, respectively: ten year risk-free interest rates of 4.02%, 4.90% and 6.51%, respectively; dividend yields of 0%; weighted-average expected life of the options of four to five years; and expected volatility of 77% for the year ended January 31, 2003. In determining pro forma amounts, the estimated fair value of the options is amortized to expense over the vesting period of such options. The following table compares net loss as reported in Lightspan’s financial statements to pro forma amounts that would be reported had compensation expense been recognized for Lightspan’s stock-based

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation plans using the fair value method of SFAS No. 123, as amended by SFAS No. 148 (in thousands, except per share data):

	Years Ended January 31,

	2003	2002	2001

Net loss, as reported	$(36,141)	$(62,243)	$(48,626)
Add: Stock-based compensation expense included in reported net income, net of related tax effects	227	747	2,398
Deduct: Total Stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,013)	(1,755)	(5,980)

Pro forma net loss	$(36,927)	$(63,251)	$(52,208)

Basic and diluted net loss per share:
As reported	$(0.76)	$(1.34)	$(1.10)

Pro forma	$(0.78)	$(1.36)	$(1.19)

Comprehensive Loss

      The Company has adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Net loss and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive loss. The Company’s net loss and its total comprehensive loss are included in a supplementary schedule in the statement of stockholders’ equity for the years ended January 31, 2002 and 2001. Total comprehensive loss was equivalent to reported net loss for the year ended January 31, 2003.

Segment Reporting

      SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. This establishes standards for related disclosures about products and services, geographic areas and major customers. See Note 10.

Net Loss Per Share

      Lightspan computes net loss per share in accordance with SFAS No. 128, Earnings Per Share. Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect. Dilutive common stock equivalents would include the dilutive effects of common stock options, convertible preferred stock (as if converted), warrants for common stock, and restricted stock that has not yet fully vested. Potentially dilutive securities totaled 0.2 million, 1.2 million and 1.4 million for the years ended January 31, 2003, 2002 and 2001, respectively, and were excluded from the diluted earnings per share because of their antidilutive effect.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires Lightspan management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments

      Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and capital lease obligations, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. Short-term investments, consisting primarily of U.S. Agency securities that mature within one year, are carried at fair value, which is based on quoted market prices for such securities.

Reclassifications

      Certain amounts in prior year financial statements have been reclassified to conform with the current period presentation.

Recently Issued Accounting Standards

      In April 2002, the FASB issued SFAS No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, which is effective for the Company beginning February 1, 2003. The Company believes the adoption of SFAS No. 145 will not have a material effect on the Company’s consolidated financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that costs associated with exit or disposal activities be recorded at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002 and will impact the timing of exit or disposal costs reported after adoption.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 by providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the pro forma disclosures of the effect of a company’s accounting for stock-based employee compensation required by SFAS No. 123 and adds comparable disclosures to those required by APB Opinion No. 28, “Interim Financial Reporting”. SFAS No. 148 is effective for financial statements of the Company beginning December 15, 2002.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Detailed Balance Sheet Information (In thousands)

      Cash and cash equivalents consist of the following:

	January 31,

	2003	2002

Cash	$2,028	$1,344
Money market accounts	16,469	33,689

	$18,497	$35,033

Restricted cash
Certificates of deposit, current portion	826	826
Certificates of deposit, long term portion	—	827

Total restricted cash	$826	$1,653

      At January 31, 2003, short-term investments consisted of the following.

		Unrealized	Fair
	Amortized Cost	Gain (Loss)	Market Value

U.S. agency	$5,055	$—	$5,055

Cash and cash equivalents	$18,497	$—	$18,497

Total cash and cash equivalents and short-term investments	$23,552	$—	$23,552

      At January 31, 2002, short-term investments consisted of the following.

		Unrealized	Fair
	Amortized Cost	Gain (Loss)	Market Value

U.S. government securities	$8,333	$—	$8,333

Cash and cash equivalents	$35,033	$—	$35,033

Total cash and cash equivalents and short-term investments	$43,366	$—	$43,366

      Property and equipment consist of the following:

	January 31,

	2003	2002

Computer equipment	$11,003	$12,506
Software	3,145	2,718
Office furniture and equipment	1,807	2,045

	15,955	17,269
Less accumulated depreciation and amortization	(11,895)	(10,430)

	$4,060	$6,839

     Goodwill and Other Intangible Assets

      On February 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets” which required us to cease amortizing goodwill, and instead

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

perform a transitional review for impairment as of February 1, 2002 and an annual review for impairment during the fourth quarter of fiscal 2003. Goodwill is considered to be potentially impaired if we determine the carrying value of the reporting unit exceeds its fair value. During the second quarter of fiscal 2003, we performed the transitional test by completing the first step of this review and determined that there was a potential impairment of goodwill relating to our higher education division, Academic Systems. As a result, as required by SFAS 142, we performed a second step utilizing an independent appraisal firm combined with internal analyses and other market and company information to measure the amount of the potential impairment. As a part of this second step, SFAS 142 requires the fair value of the reporting unit be allocated to its assets and liabilities in the same manner used in accounting for business combinations. These analyses were judgmental in nature and included a significant amount of estimates and assumptions in forecasting revenues, expenses, growth rates and other relevant information in a discounted cash flow model with discount rates reflecting the appropriate inherent risk.

      This transitional impairment review from the second step of SFAS 142 resulted in a noncash charge of $3.0 million to reduce the carrying value of the goodwill associated with our higher education division, Academic Systems. This charge is reflected as the cumulative effect of a change in accounting principle in the first quarter of fiscal 2003 as required by SFAS 142. Also in connection with the adoption of SFAS 142 we reclassified $1.2 million and $0.5 million of assembled workforce intangibles and related accumulated amortization respectively as required by the pronouncement.

      During the fourth quarter of fiscal 2003, we also performed our annual review for impairment as of January 31, 2003 and determined no impairment existed.

      We cannot assure you that when we complete our annual or other periodic reviews for impairment of goodwill that a material impairment charge will not be recorded. Goodwill totaled $11.7 million at January 31, 2003.

      The following table presents a reconciliation of net income (loss) and per share data to what would have been reported had the new rules been in effect during the years ended January 31, 2003, 2002 and 2001.

	January 31,

	2003	2002	2001

Reported net loss	$(36,141)	$(62,243)	$(48,626)
Cumulative effect of change in accounting principle	3,000	—	—
Add back goodwill and assembled workforce amortization	—	10,295	9,188

Adjusted net loss	$(33,141)	$(51,948)	$(39,438)

Basic and diluted net loss per share:
Reported net loss per share	$(0.76)	$(1.34)	$(1.10)
Cumulative effect of change in accounting principle	0.06	—	—
Goodwill amortization	—	0.22	0.21

Adjusted net loss per share	$(0.70)	$(1.12)	$(0.90)

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Detail of intangible assets subject to amortization at January 31, 2003 was as follows:

	Remaining
	Useful	Gross		Net
	Life (in	Carrying	Accumulated	Carrying
	years)	Value	Amortization	Value

Customer base	4	$17,500	$14,787	$2,713
Core technology	4	10,400	8,858	1,542
Trademark and trade name	9	4,100	1,581	2,519

		$32,000	$25,226	$6,774

      Comparison of intangible assets between years:

	January 31,

	2003	2002

Customer base	$17,500	$17,500
Core technology	10,400	10,400
Trademark and trade name	4,100	4,100
Assembled workforce	—	1,200

	32,000	33,200
Less accumulated amortization	(25,226)	(17,922)

	$6,774	$15,278

      Amortization expense for intangible assets for the years ended January 31, 2003, 2002 and 2001 was $8.0 million, $8.0 million and $7.1 million, respectively.

      The estimated annual amortization expense for amortized intangible assets owned as of January 31, 2003 for each of the five succeeding fiscal years is as follows:

Years Ending January 31, 2004	$4,774
2005	520
2006	392
2007	300
2008	300
Thereafter	488

$6,774

      Accrued liabilities consist of the following:

	January 31,

	2003	2002

Accrued compensation and related expenses	$8,728	$10,876
Other accrued liabilities	1,530	1,366

	$10,258	$12,242

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Business Combinations and Strategic Relationships

Acquisition of eduTest, Inc.

      On May 24, 2000, Lightspan entered into a merger agreement with eduTest, which offered a combination of online assessment products and proprietary test questions covering language arts, mathematics, history and science, allowing educators to assess their students’ progress in the classroom. In connection with the merger agreement, which was consummated on June 23, 2000, Lightspan paid $2.6 million in cash, $1.3 million of which was paid to eduTest common shareholders, $1.1 million of which was paid in satisfaction of various obligations of eduTest and $.2 million of transaction costs. Lightspan also issued 1,028,543 shares of common stock with a value at the measurement date of $8.75 per share valued at $9.0 million, with a potential for up to an additional 228,561 hold-back shares valued at $2.0 million over the next 18 months and up to an additional $2.0 million in stock over the subsequent 12 months based upon certain revenue based performance criteria, in exchange for all of the outstanding common and preferred shares of eduTest. The acquisition was accounted for as a purchase.

      In December 2001 we issued 228,561 shares of our common stock which had been initially held back from the purchase price as security for indemnification and other obligations of eduTest. The aggregate purchase price, including the 228,561 hold-back shares valued at $2.0 million, but excluding the $2.0 million in potential earnout payments, totaled $13.6 million as follows (in thousands):

Valuation of common stock issued	$9,000
Valuation of hold-back shares	2,000
Acquisition costs	287
Cash paid to eduTest shareholders	1,309
Cash paid in satisfaction of certain eduTest liabilities	1,054

Aggregate purchase price	$13,650

      The purchase price was allocated to the assets acquired, consisting principally of intangible assets and goodwill. The intangible assets are being amortized over useful lives of three to five years. The accompanying consolidated financial statements include the results of operations of eduTest since June 23, 2000, the date the acquisition was consummated.

Acquisition of LearningPlanet.com

      On May 26, 2000, Lightspan acquired LearningPlanet.com, a popular education Web destination for children and their parents. LearningPlanet.com features creative and instructional learning activities in mathematics and language arts. Launched in June 1999, LearningPlanet.com has focused on creating activities for kids that are both entertaining and educational. The transaction was structured as an asset purchase, with Lightspan acquiring the LearningPlanet.com Web site and related technology and assets in exchange for a combination of approximately $0.15 million in our common stock and $0.2 million in cash. The purchase price was allocated to goodwill and amortized over a useful life of three years. The accompanying consolidated financial statements include the results of operations of LearningPlanet.com since May 26, 2000, the date the acquisition was consummated.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma financial information

      The following unaudited pro forma financial information assumes the acquisitions of eduTest and LearningPlanet.com were consummated on February 1, 2000 (in thousands, except per share data):

	Years Ended January 31,

	2002	2001

Revenues	$57,532	$99,607
Net loss	$(62,243)	$(51,607)
Net loss per share, basic and diluted	$(1.34)	$(1.19)

4.     Restructuring

      Restructuring. In July 2000, the Company recorded a $1.6 million restructuring charge related to a refocus of our sales and marketing efforts from our free Internet products towards our fee-based subscription Internet products, which was fully implemented during the quarter ended October 31, 2000. The restructuring charge included $1.2 million of involuntary termination benefits relating to the termination of 14 employees in August 2000. The Company also accrued exit costs of $0.4 million in expenses relating to contractual obligations for services associated with our free Internet site that would no longer be used to generate revenue. As of January 31, 2001, the Company had paid $1.0 million in involuntary termination benefits and exit costs and the remaining involuntary termination benefits were substantially paid during the year ended January 31, 2002.

5.     Letter of Credit and Financing Facility

      In October 2000, Lightspan entered into a $2.5 million letter of credit with a financial institution related to a three-year contract with a customer whereby in the event of cancellation of the contract, the customer can draw an amount equivalent to the value of any non-delivered services, not to exceed the value of the letter of credit. The amount of this letter of credit decreased to $0.8 million on September 30, 2002 and will expire on September 30, 2003. The letter of credit is collateralized by a $0.8 million certificate of deposit and the face value of the certificate of deposit is recorded as restricted cash. As of January 31, 2003, the contract has not been cancelled and no amount has been drawn against the letter of credit.

6.     Commitments and Contingencies

      Lightspan leases its facilities under operating lease agreements subject to annual escalation provisions based upon the Consumer Price Index. Facilities rent and operating lease expenses were $2.2 million, $2.4 million and $1.9 million, for the years ended January 31, 2003, 2002 and 2001, respectively.

      At January 31, 2003, future minimum lease payments for all leases with initial terms of one year or more are as follows for each fiscal year ending January 31 (in thousands):

Operating
Leases

2004	$1,601
2005	339
2006	74

Total minimum lease payments	$2,014

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, Lightspan subleases a portion of their facilities for a period of one year subject to one-year renewal options. Sublease income was $0.2 million, $0.2 million and $0.5 million for the years ended January 31, 2003, 2002 and 2001, respectively.

7.     Stockholders’ Equity

Initial Public Offering

      On February 15, 2000, Lightspan completed its initial public offering (the “Offering”) of 7,500,000 shares of common stock at $12 per share. Lightspan also issued 2,125,000 shares at the same price in private placements that occurred concurrently with the Offering. In March 2000 the underwriters exercised a portion of their overallotment option and purchased 655,150 additional shares at the Offering price. Total net proceeds as a result of the Offering, private placements and overallotment exercise after deducting the underwriting discount and commissions, offering expenses and financial advisory fees was approximately $113.4 million.

Convertible Preferred Stock

      All series of preferred stock automatically converted into 27,087,810 shares of common stock at the then effective conversion price upon the closing of the Offering on February 15, 2000.

      Upon the completion of the Offering, warrants to purchase up to 2,760,160 shares of Series D preferred stock at $.02 per share converted into warrants to purchase up to 1,380,080 shares of common stock and were automatically exercised, resulting in the issuance of 1,377,762 shares of common stock (after application of certain “net exercise” provisions that permitted exercise without additional cash payment combined with the issuance of a reduced number of shares). As a result, on February 15, 2000, Lightspan accounted for the intrinsic value by charging retained earnings an additional $16.5 million and increasing the carrying amount of common stock by a corresponding amount. Such amount increased the net loss per share applicable to common stockholders for the year ended January 31, 2001.

Stock Option Plan

      In 1993, Lightspan adopted its 1993 Stock Option Plan, which was renamed the 2000 Equity Incentive Plan (the “Plan”) upon the close of the Offering. Upon the closing of its acquisition of Academic, Lightspan assumed Academic’s 1992 Stock Option Plan. All options outstanding under the 1992 Stock Option Plan were converted into options to purchase shares of Lightspan common stock, and are included in the summary below. Options for common stock may be incentive stock options or non-statutory stock options and are granted at the discretion of the Board of Directors. The Plan permits immediate exercise of options with the unvested portion subject to repurchase by Lightspan at the original exercise price, in the event of termination of employment. Non-statutory stock options may be granted to employees, directors and consultants whereas incentive stock options may be granted to employees and directors only. The option price for incentive stock options shall not be less than 100% of the fair value on the date of grant, and the option price of non-statutory options shall not be less than 85% of the fair value on the date of grant. The maximum term of options granted under the Plan is ten years. Incentive stock options granted under the Plan generally vest at the rate of 25% after one year from the vesting commencement date and 1/36 of the remaining shares every month thereafter. Non-statutory stock options generally vest at the rate of 50% after one year from the vesting commencement date and the remaining 50% after two years from such date.

      At January 31, 2003, Lightspan was authorized to issue 9,711,991 shares of common stock to eligible employees, officers, directors and consultants under the Plan, of which options to purchase 1,208,510 shares were available for future grant at January 31, 2003.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of Lightspan’s stock option activity and related information is as follows (in thousands, except per share data):

	Years Ended January 31,

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of year	4,974	$3.06	4,420	$4.28	3,782	$4.16
Granted	2,347	$0.96	2,024	$1.19	2,494	$4.89
Exercised	(207)	$0.82	(185)	$0.79	(597)	$1.94
Forfeited	(1,114)	$3.27	(1,285)	$4.68	(1,259)	$6.23

Outstanding — end of year	6,000	$2.27	4,974	$3.05	4,420	$4.28

Exercisable at end of year	2,023		1,624		1,115

Weighted average fair value of Options granted during the year	$0.96		$1.19		$4.84

      The following table summarizes information about stock options outstanding as of January 31, 2003 (in thousands, except per share data):

	Options Outstanding			Options Exercisable

		Weighted			Weighted
		Average Remaining	Weighted Average		Average
Range of Exercise Price	Number	Contractual Life	Exercise Price	Number	Exercise Price

$ 0.01 – $ 1.90	3,831	8.8	$1.02	498	$1.13
$ 1.91 – $ 3.80	1,032	6.0	$2.45	676	$2.43
$ 3.81 – $ 5.70	458	1.9	$4.06	363	$4.05
$ 5.71 – $ 7.60	312	7.4	$5.80	197	$5.80
$ 7.61 – $ 9.50	200	3.7	$8.34	157	$8.33
$ 9.51 – $11.40	150	2.2	$10.09	120	$10.09
$13.30 – $15.20	1	7.2	$14.25	1	$14.25
$17.10 – $19.00	16	7.2	$19.00	11	$19.00

	6,000	7.3	$2.27	2,023	$3.74

      Pro forma information regarding net loss is required by SFAS No. 123, “Accounting for Stock-Based Compensation,” and has been determined as if Lightspan had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for options subsequent to Lightspan’s initial public offering and using the minimum value method for nonpublic entities for options prior to Lightspan’s initial public offering, with the following weighted average assumptions for each of the years ended January 31, 2003, 2002 and 2001, respectively: ten year risk-free interest rates of 4.02%, 4.90% and 6.51%, respectively; dividend yields of 0%; weighted-average expected life of the options of four to five years; and expected volatility of 77% for the year ended January 31, 2003.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. Lightspan’s pro forma information is as follows (in thousands, except per share data):

	Years Ended January 31,

	2003	2002	2001

Pro forma net loss	$(36,927)	$(63,251)	$(52,208)

Pro forma net loss per share, basic and diluted	$(0.78)	$(1.36)	$(1.19)

2000 Employee Stock Purchase Plan

      In October 1999, Lightspan adopted the 2000 Employee Stock Purchase Plan (the “Purchase Plan”) whereby a total of 500,000 shares of common stock were reserved for issuance under the Purchase Plan. This share reserve shall automatically increase each year, based upon a formula, by an amount not to exceed 1% of our total outstanding common stock and common stock equivalents at the time of the automatic increases. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. For the years ended January 31, 2003 and 2002, employees purchased 448,570 and 536,999 shares, respectively, under the Purchase Plan. As of January 31, 2003, 238,676 shares remained available for issuance prior to the automatic increase.

      Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by Lightspan for at least 20 hours per week and are customarily employed by Lightspan for at least 5 months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of common stock equal to 85% of the lower of the fair market value of the common stock at the commencement date or the end of each offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

      In the event of a merger, reorganization, consolidation or liquidation, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

Common Shares Reserved for Future Issuance

      The following table summarizes common shares reserved for future issuance at January 31, 2003:

Common stock options	1,208,510
Employee stock purchase plan	238,676

Total common shares reserved for issuance	1,447,186

Warrants

      In connection with debt and equipment lease financing agreements entered into at various dates, Lightspan issued a total of 749,605 warrants to purchase: up to 150,000 shares of Series A preferred stock at $1.00 per share, up to 150,000 shares of Series B preferred stock at $3.00 per share, up to 96,625 shares and 57,564 shares of Series C preferred stock at $6.00 per share and $0.01 per share, respectively, up to 183,105

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares and 127,659 shares of Series D preferred stock at $3.76 and $4.70 per share, respectively, and up to 42,216 shares of Series E preferred stock at $5.00 per share.

      The warrants to purchase Series A through D preferred stock were valued at an aggregate of $0.2 million and were recorded as debt discounts and accreted into interest expense over the life of the applicable financing agreements. The fair value of the warrants were estimated at the dates of grant using the minimum value method with the following assumptions: risk free interest rate at the date of grant of 6.00%; an expected warrant life of two years; and no annual dividends. There were no such amounts included in interest expense for the years ended January 31, 2003, 2002 and 2001.

      In connection with the acquisition of Academic Systems Corporation (“Academic”), Lightspan converted 50,000 warrants to purchase Academic Series C preferred stock originally issued in connection with lease financing into 8,000 warrants to purchase Lightspan Series E preferred stock; and 34,216 warrants to purchase Academic Series F preferred stock originally issued in connection with debt financing into 34,216 warrants to purchase Lightspan Series E preferred stock. These warrants were valued at $1.25 per share and $.33 per share, respectively, in accordance with APB 16, using the minimum value method, and were accounted for as a part of the purchase price of Academic.

      Upon completion of the Offering, and after the effect of the reverse split in January 2000, all of the above 749,605 warrants to purchase Series A through E preferred stock were converted, at their respective conversion rates, into warrants to purchase 403,591 shares of common stock. As of January 31, 2003, warrants to purchase 21,108 shares of common stock remained outstanding and expire on various dates through 2004.

Agreement with CINAR Corporation

      In October 1999, Lightspan agreed to pursue several potential strategic initiatives with CINAR Corporation. As part of the agreement, CINAR purchased 2,500,000 shares of Series E preferred stock at $5.00 per share, which converted into 1,250,000 shares of common stock upon completion of Lightspan’s initial public offering. CINAR also purchased $10 million of common stock, or 833,333 shares, in a private placement that occurred concurrently with Lightspan’s initial public offering at the initial public offering price of $12 per share. Lightspan also granted CINAR a warrant to purchase 500,000 shares of Series E preferred stock at an exercise price of $5.00 per share (which became a warrant to purchase 250,000 shares of common stock at an exercise price of $10.00 per share upon completion of our initial public offering) that will vest upon the achievement of various agreed-to strategic goals.

      Lightspan has accounted for the warrants in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Specifically, the shares that could be issued pursuant to the warrant will be valued the earlier of a) the date at which a commitment for performance is reached or b) the date at which CINAR’s performance is complete (the “measurement date”).

      Lightspan believes that it is unlikely that a performance commitment, as described in EITF 96-18, will be reached until performance is complete. Therefore, the measurement date will be the date of completion of performance and accordingly, no expense had been recorded through January 31, 2003.

Deferred Advertising Expense

      On October 29, 1999, Lightspan issued 160,000 shares of Series E convertible preferred stock to Liberty Digital Corporation in exchange for $0.4 million in cash and $0.8 million in future Internet advertising credits. Lightspan determined that the fair value of the shares issued ($5.00 per share) was more readily determinable than the fair value of the advertising credits.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As a result, Lightspan recorded the 160,000 shares issued at $0.8 million and recorded deferred advertising expense of $0.4 million. During the year ended January 31, 2001, Lightspan remeasured the value of the shares in accordance with EITF 96-18 and expensed $0.4 million.

Deferred Compensation

      Lightspan recorded deferred stock-based compensation of $0.1 million and $8.7 million for the years ended January 31, 2001 and 2000, respectively, in connection with the grants of certain stock options to employees and consultants with exercise prices per share below the fair values per share for our common stock on the dates those options were granted prior to the initial public offering. Lightspan also reduced deferred stock-based compensation by $0.3 million due to the cancellation of unvested options associated with the termination of employees during the year ended January 31, 2003. Amortization of deferred stock compensation was $0.2 million, $0.8 million and $2.4 million during the years ended January 31, 2003, 2002 and 2001, respectively.

8. Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of Lightspan’s deferred tax assets are shown below (in thousands):

	January 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$98,843	$91,206
State capitalized research expenses	1,955	1,955
Federal research and development credits	8,910	8,358
Deferred revenue	5,021	2,672
Other	5,207	3,226

Total deferred tax assets	119,936	107,417
Valuation allowance for deferred tax assets	(116,842)	(100,849)

Net deferred tax assets	3,094	6,568

Deferred tax liabilities:
Acquired intangibles	(3,094)	(6,568)

Net deferred tax assets	$—	$—

      A valuation allowance has been recognized to offset the deferred tax assets because management cannot conclude that it is more likely than not that the deferred tax assets will be realized.

      At January 31, 2003, Lightspan had federal and California net operating loss carryforwards of approximately $274.0 million and $43.3 million respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to capitalization of research expenses and limitations on net operating losses for California tax purposes. The federal tax loss carryforwards will begin expiring in 2007 unless previously utilized. Through January 31, 2003, California tax loss carryforwards of $26.5 million have expired, and additional loss carryforwards will continue to expire in fiscal 2004. Lightspan also has federal and California research and development tax credit carryforwards of $6.0 million and $4.4 million respectively, which will begin expiring in fiscal 2008 unless previously utilized.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to Internal Revenue Code Section 382 and 383, the use of Lightspan’s net operating loss and credit carryforwards may be limited as a result of a cumulative change in ownership of more than 50% during any given three-year period.

      Lightspan’s net operating loss carryforwards as of January 31, 2003, will expire as follows (in millions):

	Federal	State

2004	—	$3.3
2005	—	6.0
2006	—	—
2007	$0.1	—
2008	0.9	—
Remaining	$273.0	$34.0

Totals	$274.0	$43.3

9.     Retirement Plan

      Lightspan has a 401(k) defined contribution savings and retirement plan (the “Retirement Plan”). The Retirement Plan is for the benefit of all qualifying employees and permits employees voluntary contributions up to 20% of base salary limited by the IRS imposed maximum. On January 1, 1999, Lightspan began matching in cash 10% of employee contributions up to 4% of eligible compensation. Employer contributions were $0.08 million, $0.09 million and $0.1 million for the years ended January 31, 2003, 2002 and 2001, respectively.

10.     Reportable Segments

Description of the Types of Products from Which Each Reportable Segment Derives its Revenues

      Lightspan has two reportable segments: K-12 and Higher Education. Revenues derived from the K-12 segment include the sale of Lightspan Achieve Now software licenses, subscription fees for The Lightspan Network and Lightspan eduTest Assessment products, implementation, training and support services and hardware and related accessories. Revenues derived from the Higher Education segment, comprised solely of Academic which was acquired in September 1999, include the sale of curriculum products licensed to colleges and then sold by the licensing colleges to students on a student-by-student basis for use with each class.

Measurement of Segment Profit or Loss and Segment Assets

      Lightspan evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Factors Management Used to Identify Lightspan’s Reportable Segments

      Lightspan’s reportable segments are business units that offer different products and services. Prior to the end of fiscal year 2001, and due to the Company’s restructuring in July 2000 and as the Company has focused on selling its software and fee-based online subscription products and services together, Lightspan re-evaluated its reportable segments and combined the Achieve Now and K-12 online segments, previously reported as separate segments, into the K-12 segment.

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Information for Lightspan’s Segments

      The Company’s Higher Education segment remains solely comprised of Academic. The following information is for the K-12 and Higher Education segments (in thousands):

	Year Ended January 31, 2003

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$40,932	$9,076	$50,008
Interest income (expense), net	374	—	374
Depreciation and amortization	2,069	370	2,439
Loss from operations	(24,406)	(9,109)	(33,515)
Assets	42,949	16,597	59,546
Other significant non cash items:
Deferred stock compensation	(24)	—	(24)
Amortization of deferred stock compensation	227	—	227
Amortization of intangible assets	2,254	5,750	8,004

	Year Ended January 31, 2002

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$47,154	$10,378	$57,532
Interest income (expense), net	2,460	—	2,460
Depreciation and amortization	2,857	408	3,265
Loss from operations	(46,130)	(18,573)	(64,703)
Assets	71,679	25,741	97,420
Other significant non cash items:
Deferred stock compensation	(264)	(25)	(289)
Amortization of deferred stock compensation	747	—	747
Amortization of intangible assets	6,316	11,982	18,298

	Year Ended January 31, 2001

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$91,052	$8,022	$99,074
Interest income (expense), net	6,219	(4)	6,215
Depreciation and amortization	1,486	335	1,821
Restructuring charge	1,600	—	1,600
Loss from operations	(16,944)	(21,391)	(38,335)
Assets	116,362	37,536	153,898
Other significant non cash items:
Deferred stock compensation	(1,437)	(62)	(1,499)
Amortization of deferred stock compensation	2,344	54	2,398
Amortization of intangible assets	4,314	11,691	16,005

LIGHTSPAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Legal Matters

      We are not currently involved in any material legal proceedings.

12.     Unaudited Selected Quarterly Financial Data

      The following is a summary of the quarterly results of operations for the years ended January 31, 2003 and 2002.

	Quarter Ended

	April 30	July 31	October 31	January 31

2003
Total revenues	$10,270	$14,115	$12,577	$13,046
Total cost of revenues	3,216	3,774	3,912	3,592
Gross margin	7,054	10,341	8,665	9,454
Total operating expenses	19,594	18,458	16,729	14,248
Loss before cumulative effect of a change in accounting principle	(12,406)	(7,984)	(7,940)	(4,811)
Cumulative effect of a change in accounting principle	(3,000)	—	—	—
Net loss attributable to common stockholders	(15,406)	(7,984)	(7,940)	(4,811)
Net loss per share:
Basic and diluted net loss per share before cumulative effect of a change in accounting principle	$(0.26)	$(0.17)	$(0.17)	$(0.10)
Cumulative effect of a change in accounting principle	$(0.06)	—	—	—
Basic and diluted	$(0.32)	$(0.17)	$(0.17)	$(0.10)
2002
Total revenues	$10,657	$19,467	$13,354	$14,054
Total cost of revenues	3,938	5,571	4,297	3,923
Gross margin	6,719	13,896	9,057	10,131
Total operating expenses	25,583	28,442	26,568	23,913
Net loss attributable to common stockholders	(17,793)	(13,844)	(17,070)	(13,536)
Net loss per share:
Basic and diluted	$(0.39)	$(0.30)	$(0.37)	$(0.29)

LIGHTSPAN, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	July 31,	January 31,
	2003	2003

	(Unaudited)
Assets
Current assets: Cash and cash equivalents	$12,601	$18,497
Short-term investments available for sale	—	5,055
Accounts receivable, less allowance for doubtful accounts of $1,645 (July 31, 2003) and $1,652 (January 31, 2003)	14,065	9,135
Finished goods inventory	2,113	1,829
Other current assets	1,090	1,075
Restricted cash	827	827

Total current assets	30,696	36,418
Property and equipment, net	3,001	4,060
Goodwill, net of accumulated amortization of $22,280 (July 31, 2003) and $22,280 (January 31, 2003)	11,741	11,741
Other intangible assets, net of accumulated amortization of $29,058 (July 31, 2003) and $25,226 (January 31, 2003)	2,942	6,774
Deposits and other assets	587	553

Total assets	$48,967	$59,546

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,193	$3,836
Accrued liabilities	8,876	10,278
Deferred revenue	13,711	11,642

Total current liabilities	24,780	25,756
Deferred revenue, less current portion	934	682
Other liabilities	72	129
Stockholders’ equity:
Convertible preferred stock, par value $0.001:
Authorized shares - 20,000 No shares issued and outstanding	—	—
Common stock, par value $0.001:
Authorized shares – 250,000 Issued and outstanding – 47,684 (July 31, 2003) and 47,676 (January 31, 2003)	48	48
Additional paid-in capital	357,608	357,460
Deferred compensation	—	(27)
Accumulated deficit	(334,475)	(324,502)

Total stockholders’ equity	23,181	32,979

Total liabilities and stockholders’ equity	$48,967	$59,546

See accompanying notes.

LIGHTSPAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,

	2003	2002	2003	2002

Revenues:
Software licenses	$8,875	$8,901	$13,739	$13,457
On-line subscriptions	2,957	2,245	5,822	4,816
Professional services	2,411	2,308	4,600	4,764
Hardware and other	1,135	661	1,848	1,348

Total revenues	15,378	14,115	26,009	24,385
Cost of revenues:
Software licenses	1,333	1,588	2,334	2,445
On-line subscriptions	483	380	937	954
Professional services	1,185	1,271	2,269	2,541
Hardware and other	966	535	1,583	1,050

Total cost of revenues	3,967	3,774	7,123	6,990

Gross profit	11,411	10,341	18,886	17,395
Operating expenses:
Sales and marketing	8,614	10,131	17,073	20,352
Technology and development	2,153	3,448	4,535	7,236
General and administrative	1,335	2,814	3,455	6,314
Stock-based compensation	8	64	26	148
Amortization of intangible assets	1,831	2,001	3,832	4,002

Total operating expenses	13,941	18,458	28,921	38,052

Loss from operations	(2,530)	(8,117)	(10,035)	(20,657)
Interest income, net	31	133	62	267

Loss before cumulative effect of change in accounting principle	(2,499)	(7,984)	(9,973)	(20,390)
Cumulative effect of a change in accounting principle	—	—	—	(3,000)

Net loss	$(2,499)	$(7,984)	$(9,973)	$(23,390)

Net loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.53)	$(1.69)	$(2.10)	$(4.33)
Cumulative effect of a change in accounting principle	—	—	—	(.64)

Basic and diluted (see Note 3)	$(0.53)	$(1.69)	$(2.10)	$(4.97)

Weighted average shares — basic and diluted	4,751	4,716	4,759	4,710

See accompanying notes.

LIGHTSPAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2003	2002

Operating activities:
Net loss	$(9,973)	$(23,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,073	1,270
Amortization of intangible assets	3,832	4,002
Amortization of deferred stock-based compensation	26	148
Loss on disposal of assets	4	598
Cumulative effect of a change in accounting principle	—	3,000
Changes in operating assets and liabilities:
Accounts receivable	(4,930)	(6,404)
Finished goods inventory	(284)	(279)
Deposits and other assets	(49)	(186)
Accounts payable	(1,643)	(1,173)
Deferred revenue	2,321	2,728
Accrued and other liabilities	(1,439)	(694)

Net cash flows used in operating activities	(11,062)	(20,380)
Investing activities:
Purchase of short-term investments	—	(5,078)
Maturities of short-term investments	5,055	1,276
Purchase of property and equipment	(17)	(144)

Net cash flows provided by (used in) investing activities	5,038	(3,946)
Financing activities:
Net proceeds from issuance of common stock and exercise of stock options	148	283
Principal repayments on capital leases	(20)	(121)

Net cash flows provided by financing activities	128	162

Decrease in cash and cash equivalents	(5,896)	(24,164)
Cash and cash equivalents at beginning of period	18,497	35,033

Cash and cash equivalents at end of period	$12,601	$10,869

Supplemental disclosure of cash flow information:
Interest paid	$34	$45

Supplemental schedule of noncash investing and financing activities:
Deferred stock-based compensation	$(2)	$(23)

See accompanying notes.

LIGHTSPAN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited consolidated financial statements of Lightspan, Inc., which include the accounts of its wholly owned subsidiary, Academic Systems Corporation (“Academic”), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring items considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. Historically, the operating results for Lightspan, Inc., Academic and eduTest (collectively “Lightspan” or the “Company”) have varied significantly from quarter to quarter because of seasonal influences on demand for its Lightspan Achieve Now, fee-based subscription online and Academic curriculum products and services based on school calendars, budget cycles, the sources and the timing of school districts’ funding. The Company’s operating results are expected to continue to vary significantly from quarter to quarter as a result of the same influences. Operating results for the three and six months ended July 31, 2003, or for any other interim period are not necessarily indicative of the results that may be expected for the full year ending January 31, 2004. For further information, refer to the consolidated financial statements and notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

Organization and Business Activity

     Lightspan, Inc. (“Lightspan”) was founded in 1993. Lightspan was incorporated as The Lightspan Partnership, Inc. and changed its name to Lightspan, Inc. on April 10, 2000. Lightspan provides curriculum-based educational software and online products and services to schools and school districts that are used both in school and at home. Lightspan Achieve Now is an interactive CD-ROM-based software product for kindergarten through eighth grade schools, or K-8, that covers the core curriculum of language arts, reading and math. The Lightspan Achieve Now program typically includes the Lightspan Achieve Now software and a PlayStation® game console that the student uses to operate the program at home throughout the school year. The Lightspan Network is an online subscription service that provides curriculum-based content for classroom and home use. The Lightspan Reading Center is a complete online reading program that supports student achievement and helps educators make more informed instructional decisions. Lightspan eduTest Assessment is a comprehensive accountability and assessment online subscription program that allows educators to quickly identify district, school, class and student strengths and needs relating to state and national standards. Academic software is a CD-ROM-based product that serves the college market with an English and mathematics curriculum designed to meet the needs of under-prepared students. Web-enhanced versions of Academic’s Interactive Mathematics and Interactive English allow colleges to implement the programs using client workstations that are located solely within an intranet, on the Internet in a distance learning configuration, or with a combination of intranet and Internet-based workstations.

Revenue

     Lightspan derives its revenues from the licensing of software, online subscriptions, product implementation, materials, training services, customer support services, and the sale of PlayStation game consoles and accessories.

Software Licenses

     Lightspan recognizes revenue from license agreements when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable, and collection is probable. In software arrangements that include multiple elements, such as those that include rights to software products, customer support and product implementation and training services, Lightspan allocates the total fee to each component of the arrangement based on objective evidence of its fair value, which is specific to Lightspan. The objective evidence for each element is based on the sale price of each element when sold or offered for sale separately. Lightspan uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date if evidence of the fair value of all undelivered elements exists. If evidence of the fair value of the undelivered elements does not exist, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

     The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” and SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions,” the Securities and Exchange Commissions (“SEC”) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”) and The American Institute of Certified Public Accountants (“AICPA”). We believe that our revenue recognition policy is consistent with this guidance and in accordance with generally accepted accounting principles. However, the accounting profession continues to discuss various provisions of these guidelines with the objective of providing additional guidance on their future application. These discussions and the issuance of new interpretations, once finalized, could lead to unanticipated changes in recognized revenue. They could also drive significant adjustments to our business practices that could result in increased administrative costs, lengthened sales cycles and other changes that could affect our results of operations.

     Academic curriculum products are licensed to colleges and then sold by the licensing colleges to students on a student-by-student basis for use with each class, instead of a textbook. As Lightspan is not contractually obligated to provide further service after delivery of the license, Lightspan recognizes the full sales value of Academic license revenue generally upon delivery.

     Historically, Lightspan has experienced minimal customer cancellations, forfeitures or discontinuations of licenses.

Online Subscriptions

     Revenue derived from fee-based online subscriptions is recognized on a straight-line basis over the term of the agreement, generally one year.

Professional Services

     Revenue derived from professional services, including product implementation and customer training provided by our professional development organization, is recognized as the services are performed in accordance with the standard implementation, training, service, and evaluation plans that Lightspan establishes for its customers. Revenue derived from telephone support and maintenance arrangements provided by the professional development organization is recognized ratably over the term of the support and maintenance period, generally one year.

Hardware

     Revenue derived from hardware sales, including the sale of PlayStation game consoles and related accessories, is recognized upon delivery of the console and the related software product.

2. Goodwill and Other Intangible Assets

     On February 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, or SFAS No. 142, “Goodwill and Other Intangible Assets” which required us to cease amortizing goodwill, and instead perform a transitional review for impairment as of February 1, 2002 and an annual review for impairment during the fourth quarter of fiscal 2003. Goodwill is considered to be potentially impaired if we determine the carrying value of the reporting unit exceeds its fair value. During the second quarter of fiscal 2003, we performed the transitional test by completing the first step of this review and determined that there was a potential impairment of goodwill relating to our higher education division, Academic Systems. As a result, as required by SFAS 142, we performed a second step utilizing an independent appraisal firm combined with internal analyses and other market and company information to measure the amount of the potential impairment. As a part of this second step, SFAS 142 required the fair value of the reporting unit be allocated to its assets and liabilities in the same manner used in accounting for business combinations. These analyses were judgmental in nature and included significant estimates and assumptions in forecasting revenues, expenses, growth rates and other relevant information in a discounted cash flow model with discount rates reflecting the appropriate inherent risk.

This transitional impairment review from the second step of SFAS 142 resulted in a noncash charge of $3.0 million in the first quarter of fiscal 2003 to reduce the carrying value of the goodwill associated with our higher education division, Academic Systems. This charge is reflected as the cumulative effect of a change in accounting principle in the first quarter of fiscal 2003 as required by SFAS 142. Also in connection with the adoption of SFAS 142 we reclassified $1.2 million and $0.5 million of assembled workforce intangibles and related accumulated amortization respectively as required by the pronouncement.

     We cannot assure you that when we complete our future annual or other periodic reviews for impairment of goodwill that a material impairment charge will not be recorded. Goodwill totaled $11.7 million at July 31, 2003.

     Detail of intangible assets subject to amortization at July 31, 2003 was as follows:

	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value

Customer base	$17,500	$16,992	$508
Core technology	10,400	10,225	175
Trademark and trade name	4,100	1,841	2,259

	$32,000	$29,058	$2,942

     Comparison of intangible assets between years:

	July 31,

	2003	2002

Customer base	$17,500	$17,500
Core technology	10,400	10,400
Trademark and trade name	4,100	4,100

	32,000	32,000
Less accumulated amortization	(29,058)	(21,224)

	$2,942	$10,776

     Amortization expense for intangible assets was $1.8 million and $2.0 million for the three months ended July 31, 2003 and July 31, 2002, respectively; and $3.8 million and $4.0 million for the six months ended July 31, 2003 and July 31, 2002, respectively.

     The estimated annual amortization expense for amortized intangible assets owned as of January 31, 2003 for each of the five succeeding fiscal years is as follows:

Years Ending January 31, 2004	$4,774
2005	520
2006	392
2007	300
2008	300
Thereafter	488

$6,774

3. Computation of Net Loss per Share

     Lightspan computes net loss per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share. Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants were excluded from diluted loss per share for the three and six month periods ended July 31, 2003 and the three and six month periods ended July 31, 2002 because the Company had a net loss for the period and the inclusion of outstanding stock options and warrants would be anti-dilutive. Basic and diluted loss per share, including the weighted average shares, have been adjusted to reflect the 1:10 reverse stock split which became effective at 5:00 P.M. on August 25, 2003.

4. Stock-based Compensation

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Lightspan has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based employee compensation. Under APB No. 25, if the exercise price of Lightspan’s employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. When the exercise price of the employee or director stock options is less than the fair value of the underlying stock on the grant date, Lightspan records deferred stock compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, (“FIN 28”), over the vesting period of the options. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18, and recognized over the related service period.

     Pro forma information regarding net loss is required by SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” and has been determined as if Lightspan had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for options subsequent to Lightspan’s initial public offering and using the minimum value method for nonpublic entities for options prior to Lightspan’s initial public offering.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. Lightspan’s pro forma information is as follows (in thousands, except per share data):

	Three Months Ended July 31,		Six Months Ended July 31,

	2003	2002	2003	2002

Net loss, as reported	$(2,499)	$(7,984)	$(9,973)	$(23,390)
Add: Stock-based compensation expense included in reported net loss	8	64	26	148
Deduct: Total stock-based compensation expense determined under fair value based methods	$(223)	$(699)	$(502)	$(1,332)

Pro forma net loss	$(2,714)	$(8,619)	$(10,449)	$(24,574)

Basic and diluted net loss per share, as reported	$(0.53)	$(1.69)	$(2.10)	$(4.97)

Pro forma net loss per share, basic and diluted	$(0.57)	$(1.83)	$(2.20)	$(5.22)

5. Comprehensive Income (Loss)

     For the three and six months ended July 31, 2003 and July 31, 2002, comprehensive loss was equal to reported net loss.

6. Reportable Segments

Description of the Types of Products from Which Each Reportable Segment Derives its Revenues

     Lightspan has two reportable segments: K-12 and Higher Education. Revenues derived from the K-12 segment include the sale of Lightspan Achieve Now software licenses, subscription fees for The Lightspan Network and Lightspan eduTest Assessment products, implementation, training and support services and hardware and related accessories. Revenues derived from the Higher Education segment, comprised solely of Academic which was acquired in September 1999, include the sale of curriculum products licensed to colleges, which are then sold by the licensing colleges to students on a student-by-student basis for use with each class.

Measurement of Segment Profit or Loss and Segment Assets

     Lightspan evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Factors Management Used to Identify Lightspan’s Reportable Segments

     Lightspan’s reportable segments are business units that offer different products and services.

Financial Information for Lightspan’s Segments

The Company’s Higher Education segment remains solely comprised of Academic. The following information is for the K-12 and Higher Education segments (in thousands):

	Three Months Ended July 31, 2003

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$11,391	$3,987	$15,378
Interest income, net	31	—	31
Depreciation and amortization of property and equipment	431	73	504
Loss from operations	(2,679)	149	(2,530)
Assets	33,427	15,540	48,967
Other significant non cash items:
Amortization of stock based compensation	8	—	8
Amortization of intangible assets	393	1,438	1,831

	Three Months Ended July 31, 2003

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$11,027	$3,088	$14,115
Interest income, net	133	—	133
Depreciation and amortization of property and equipment	502	108	610
Loss from operations	(6,778)	(1,339)	(8,117)
Assets	53,984	24,218	78,202
Other significant non cash items:
Amortization of stock based compensation	64	—	64
Amortization of intangible assets	563	1,438	2,001

	Six Months Ended July 31, 2003

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$20,237	$5,772	$26,009
Interest income, net	62	—	62
Depreciation and amortization of property and equipment	917	156	1,073
Loss from operations	(7,703)	(2,332)	(10,035)
Assets	33,427	15,540	48,967

Other significant non cash items:
Amortization of stock based compensation	26	—	26
Amortization of intangible assets	956	2,876	3,832

	Six Months Ended July 31, 2003

		Higher
	K-12	Education	Consolidated

Revenues from external customers	$20,051	$4,334	$24,385
Interest income, net	267	—	267
Depreciation and amortization of property and equipment	1,105	165	1,270
Loss from operations	(15,918)	(4,739)	(20,657)
Assets	53,984	24,218	78,202
Other significant non cash items:
Amortization of stock based compensation	148	—	148
Amortization of intangible assets	1,127	2,875	4,002

7. Subsequent Events

Reverse Stock Split

     At the Company’s Annual Meeting of Stockholders, on August 21, 2003, the stockholders of the Company approved a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect at the discretion of the Board of Directors a reverse stock split of the Common Stock, with the effectiveness of one of such amendments to be determined by the Board of Directors. On August 22, 2003 the Board of Directors authorized the Company to effect a reverse split whereby each outstanding 10 shares was combined, converted and changed into one share of Common Stock. The reverse split became effective at 5:00 P.M. EDT on August 25, 2003. The Company’s trading symbol on NASDAQ will temporarily be “LSPND” for 20 trading days then revert back to “LSPN.” Computershare Trust Company of New York is the Company’s exchange agent for the reverse split.

Merger Agreement Signed

     On September 9, 2003, the Company announced the signing of an Agreement and Plan of Merger with Plato Learning, Inc. Plato Learning will acquire all of the shares of the Company for approximately 6.6 million shares of Plato Learning common stock, based on an exchange ratio of 1.330 shares of Plato common stock for each share of the Company’s common stock. The value could change based on the price movement of Plato’s common stock, which is publicly traded on NASDAQ, as outlined in an 8-K filed on September 9, 2003 with the U.S. Securities and Exchange Commission.

PLATO LEARNING, INC. UNAUDITED PRO FORMA CONSOLIDATED
COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated combined financial statements of PLATO give effect to the merger using the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

      These unaudited pro forma consolidated combined financial statements were prepared as if the merger had been completed as of November 1, 2001 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

      We present the unaudited pro forma consolidated combined financial statements for illustrative purposes only and they are not necessarily indicative of our financial position or results of operations that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of our financial position or results of operations on a consolidated basis in the future.

      The unaudited pro forma consolidated combined financial statements are based upon a preliminary purchase price and include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and liabilities of Lightspan before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual tangible and intangible assets acquired and liabilities assumed. Actual adjustments may differ materially based upon the final allocation.

      These unaudited pro forma consolidated combined financial statements are based upon the historical financial statements of PLATO and Lightspan and should be read in conjunction with the historical financial information contained in the reports PLATO and Lightspan have on file with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

	As of July 31, 2003

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$26,916	$12,601	—		$39,517
Accounts receivable, net	33,613	14,065	—		47,678
Prepaid expenses and other current assets	4,392	4,030	—		8,422
Deferred income taxes	5,523	—	(5,523	)(a)	—

Total current assets	70,444	30,696	(5,523)		95,617
Property and equipment, net	5,068	3,001	—		8,069
Product development costs, net	14,252	—	—		14,252
Deferred income taxes	11	—	(11	)(a)	—
Goodwill	39,201	11,741	(11,741	)(b)	65,068
			25,867	(b)
Identified intangible assets, net	13,879	2,942	(2,942	)(b)	44,279
			30,400	(b)
Other assets	1,669	587	—		2,256

Total assets	$144,524	$48,967	$36,050		$229,541

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,227	$2,193	$—		$4,420
Accrued employee salaries and benefits	6,905	—	—		6,905
Accrued liabilities	3,378	8,876	1,700	(c)	19,354
			5,400	(c)
Deferred revenue	20,263	13,711	(700	)(d)	33,274

Total current liabilities	32,773	24,780	6,400		63,953
Deferred revenue	4,801	934	—		5,735
Deferred income taxes	—	—	749		749
Other liabilities	377	72	—		449

Total liabilities	37,951	25,786	7,149		70,886

Stockholders’ equity:
Common stock	164	48	(48	)(e)	164
Additional paid-in capital	129,853	357,608	(357,608	)(e)	181,935
			52,082	(e)
Treasury stock	(18,401)	—	—		(18,401)
Retained earnings (accumulated deficit)	(4,298)	(334,475)	334,475	(e)	(4,298)
Accumulated other comprehensive loss	(745)	—	—		(745)

Total stockholders’ equity	106,573	23,181	28,901		158,655

Total liabilities and stockholders’ equity	$144,524	$48,967	$36,050		$229,541

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended July 31, 2003

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands, except per share amounts)
Revenues:
License fees	$38,694	$29,363	$—		$68,057
Services	11,597	7,025	—		18,622
Other	4,426	2,667	—		7,093

Total revenues	54,717	39,055	—		93,772

Cost of revenues:
License fees	2,603	5,091	—		7,694
Services	1,908	3,489	—		5,397
Other	3,951	2,135	—		6,086

Total cost of revenues	8,462	10,715	—		19,177

Gross profit	46,255	28,340	—		74,595

Operating expenses:
Sales and marketing	33,008	23,935	—		56,943
General and administrative	8,754	5,848	—		14,602
Product development and customer support	9,713	7,553	—		17,266
Amortization of intangibles	1,270	5,833	(5,833	)(f)	4,758
			3,488	(f)
Restructuring charge	802	—	—		802

Total operating expenses	53,547	43,169	(2,345)		94,371

Loss from operations	(7,292)	(14,829)	2,345		(19,776)
Interest income	295	132	—		427
Interest expense	(88)	(87)	—		(175)
Other expense, net	(43)	—	—		(43)

Loss before income taxes	(7,128)	(14,784)	2,345		(19,567)
Income taxes	(2,185)	—	2,185	(a)	—

Net loss	$(4,943)	$(14,784)	$160		$(19,567)

Basic and diluted loss per share:
Historical	$(0.30)	$(3.11)

Pro forma					$(0.85)

Weighted average common shares outstanding:
Historical	16,558	4,757

Pro forma			(4,757	)(g)	23,134

			6,576	(g)

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

	Year Ended October 31, 2002

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands, except per share amounts)
Revenues:
License fees	$57,691	$37,079	$—		$94,770
Services	11,780	9,941	—		21,721
Other	4,920	3,996	—		8,916

Total revenues	74,391	51,016	—		125,407

Cost of revenues:
License fees	4,150	7,153	—		11,303
Services	1,608	5,127	—		6,735
Other	3,728	2,545	—		6,273

Total cost of revenues	9,486	14,825	—		24,311

Gross profit	64,905	36,191	—		101,096

Operating expenses:
Sales and marketing	40,355	40,990	—		81,345
General and administrative	11,635	11,476	—		23,111
Product development and customer support	12,599	15,647	—		28,246
Amortization of intangibles	1,053	10,581	(10,581	)(f)	5,704
			4,651	(f)
Purchased in-process research and development	360	—	—		360

Total operating expenses	66,002	78,694	(5,930)		138,766

Loss from operations	(1,097)	(42,503)	5,930		(37,670)
Interest income	851	748	—		1,599
Interest expense	(131)	(111)	—		(242)
Other expense, net	(164)	—	—		(164)

Loss before income taxes and cumulative effect of change in accounting principle	(541)	(41,866)	5,930		(36,477)
Income taxes	600	—	(600	)(a)	—

Loss before cumulative effect of change in accounting principle	$(1,141)	$(41,866)	$6,530		$(36,477)

Basic and diluted loss per share:
Historical	$(0.07)	$(8.89)

Pro forma					$(1.57)

Weighted average common shares outstanding:
Historical	16,600	4,707

Pro forma			(4,707	)(g)	23,176

			6,576	(g)

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED

FINANCIAL STATEMENTS

1.     Agreement and Plan of Merger

      On September 9, 2003, we signed an Agreement and Plan of Merger with Lightspan, Inc. (“Lightspan”). On November 17, 2003, the stockholders of both PLATO Learning and Lightspan approved the Agreement and Plan of Merger. Pursuant to the merger, we acquired all the outstanding shares of publicly-held Lightspan in exchange for shares of our common stock. Each share of Lightspan common stock was exchanged for 1.33 shares of our common stock. The definitive exchange ratio was based on the volume-weighted average of the closing price of our common stock for the 15 trading days prior to the closing date, which was $10.59, and we issued approximately 6.6 million shares of our common stock in this transaction.

2.     Basis of Pro Forma Presentation

      These unaudited pro forma consolidated combined financial statements were prepared as if the merger had been completed as of November 1, 2001 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

      We present the unaudited pro forma consolidated combined financial statements for illustrative purposes only and they are not necessarily indicative of our financial position or results of operations that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of our financial position or results of operations on a consolidated basis in the future.

      The unaudited pro forma consolidated combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and liabilities of Lightspan before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual tangible and intangible assets acquired and liabilities assumed. Actual adjustments may differ materially based upon the final allocation.

      These unaudited pro forma consolidated combined financial statements are based upon the historical financial statements of PLATO and Lightspan and should be read in conjunction with the historical financial information contained in the reports PLATO and Lightspan have on file with the Securities and Exchange Commission.

3.     Estimated Purchase Price

      The unaudited pro forma consolidated combined financial statements reflect the issuance of approximately 6.6 million shares of PLATO common stock for the merger. The fair value of the common stock issued, using a PLATO share price of $7.92 calculated in accordance with EITF 99-12, was approximately $52,082,000. The number of shares issued to Lightspan stockholders included shares issued for Lightspan’s in-the-money stock options. The fair value of the Lightspan options and warrants assumed in connection with the merger and converted to PLATO options and warrants is not significant.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (CONT.)

      The merger will be accounted for under SFAS 141 using the purchase method of accounting. Acquired assets and liabilities are recorded at their estimated fair values on the merger date. An appraisal firm performed the valuation of identified intangible assets, which consist of a non-compete agreement, customer list, tradename and acquired technology and curriculum content. Goodwill and identified intangible assets are subject to the provisions of SFAS 142. Goodwill and identified intangible assets with indefinite lives will not be amortized and will be reviewed for impairment on at least an annual basis. Identified intangible assets with definite lives will be amortized over an estimated two to nine years. The final fair value of tangible assets and liabilities and goodwill and identified intangible assets to be recorded from this transaction is dependent upon the final management assumptions and conclusions with the assistance of a third party valuation of the acquired assets and may differ materially from our estimates used in this analysis.

      The estimated total purchase price is as follows (in thousands):

July 31,
2003

Estimated value of common stock issued	$52,082
Estimated direct acquisition costs	1,700
Estimated liabilities assumed	25,086
Estimated accrual of additional liabilities	5,400

$84,268

      The estimated allocation of the total purchase price is as follows (in thousands):

July 31,
2003

Estimated fair value of tangible assets acquired	$34,284
Estimated fair value of identified intangible assets	30,400
Estimated goodwill	25,867
Estimated deferred taxes	(6,283)

$84,268

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (CONT.)

4.     Pro Forma Adjustments

      The following pro forma adjustments have been reflected in the accompanying financial statements:

      (a) To adjust deferred tax assets as a result of the merger. Except for the merger, PLATO management fully expected to realize the deferred tax assets of $5,534 at July 31, 2003 given PLATO’s expected and historically strong fourth quarter as well as the cumulative profits expected for the three year period ending October 31, 2003. However, with the merger and the significance of operating losses associated with Lightspan’s operations, the outlook for recovering any deferred tax assets has changed and may be uncertain. As a result, net deferred tax assets, excluding the deferred tax liability relating to tax deductible goodwill which cannot be used to support realization of the other net deferred tax assets, have been fully reserved for in the pro forma balance sheet and no tax benefit was recorded in either pro forma statement of operations. The realization of the deferred tax assets is dependent on future taxable income, which will be assessed based on the weight of available evidence at the time the merger transaction is recorded in PLATO’s quarter ending January 31, 2004 and in accordance with SFAS 141 and SFAS 109.

      (b) To eliminate the historical goodwill and intangible assets of Lightspan and to record estimated goodwill and identified intangible assets resulting from the merger. Estimated intangible assets include customer relationships of $19,800, developed content and technology of $7,300, trademarks and tradenames of $2,300, and a non-compete agreement of $1,000.

      (c) To record the accrual of estimated direct acquisition costs of $1,700 and additional liabilities of $5,400 resulting from the merger. Estimated additional liabilities include severance payments of $2,300, change in control payments of $2,100 and lease termination costs of $1,000.

      (d) To reduce Lightspan deferred revenue to estimated fair value in accordance with Emerging Issues Task Force No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”.

      (e) To eliminate the historical stockholders’ equity accounts of Lightspan and to record the estimated value of PLATO common stock to be issued in the merger. Estimated amortization of identified intangible assets is based on estimated lives of 7 years for customer relationships, 9 years for developed content and technology. 4.5 years for trademarks and tradenames, and 2 years for the non-compete agreement.

      (f) To eliminate the historical amortization of Lightspan intangible assets and to record the estimated amortization of identified intangible assets resulting from the merger. Estimated amortization of identified intangible assets is based on estimated lives of 7 years for customer relationships, 9 years for developed content and technology, 4.5 years for trademarks and tradenames, and 2 years for the non-compete agreement.

      (g) To adjust weighted-average shares outstanding for the PLATO common shares issued for the merger in exchange for the outstanding Lightspan common shares.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATO LEARNING, INC.

By:	/s/ Gregory J. Melsen

Name:	Gregory J. Melsen
Title:	Vice President, Finance and Chief Financial Officer

January 9, 2004

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated September 9, 2003, among PLATO Learning, Inc., LSPN Merger Corp., and Lightspan, Inc. (incorporated by reference to Annex A to the Joint Proxy Statement/Prospectus included in PLATO Learning, Inc. Form S-4, as amended, Registration No. 333-109209)

23.1	Consent of Ernst & Young LLP

99.1	Press Release dated November 17, 2003*

*     previously filed